Exhibit 99.1

For Immediate Release

PRESS RELEASE

Contacts:	Investors: Susan M. Mesco Director, Investor Relations 908-541-8777 Media: Euro RSCG Life NRP Mark R. Vincent, Media Relations 212-845-4239

ENZON REPORTS SECOND QUARTER RESULTS

Bridgewater, NJ – February 3, 2005 – Enzon Pharmaceuticals, Inc. (Nasdaq:ENZN) today announced its financial results for the quarter ended December 31, 2004, the second quarter of Enzon’s fiscal year (FY) 2005.

The Company reported adjusted net income of $1.3 million or $0.03 per diluted share for the second quarter of FY 2005, versus adjusted net income of $2.3 million or $0.05 per diluted share for the second quarter of FY 2004. The decrease in adjusted net income versus the prior year was primarily due to a $3.7 million decline in ABELCET(R) sales and a $1.5 million decline in royalties, which are predominately made up of royalties from sales of PEG-INTRON(R).

The Company’s adjusted net income for the second quarters of FY 2005 and FY 2004 exclude expenses related to the change in fair value of a financial instrument that the Company formed to reduce the investment risk associated with 1.5 million shares of NPS Pharmaceuticals Inc. (Nasdaq: NPSP) common stock that Enzon received in June 2003. Enzon and NPS agreed to terminate the companies’ February 2003 plan of merger in June 2003 and in accordance with the merger termination agreement, Enzon received the NPS common stock. Enzon has reported adjusted net income because the Company believes that it is representative of the underlying operations of its business and is relevant to gaining an understanding of the Company’s trends and potential future performance.

On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), Enzon reported a net loss of $532,000 or $0.01 cent per diluted share for the second quarter of FY 2005, as compared to net income of $2.3 million or $0.05 cents per diluted share for the second quarter of FY 2004. A table reconciling the Company’s net loss and net income calculated in accordance with GAAP to its adjusted net income for the second quarters of FY 2005 and FY 2004 has been included later in this release.

685 Route 202/206 Phone: (908) 541-8600 Fax: (908) 575-9457 http://www.enzon.com

Second Quarter Highlights

One of the Company’s most notable accomplishments during the quarter was the establishment of its new leadership with the appointment of Jeffrey H. Buchalter to the position of President and Chief Executive Officer. Prior to joining Enzon, Mr. Buchalter served as President, Chief Executive Officer, and Director of ILEX Oncology, which was acquired by Genzyme Corporation (Nasdaq: GENZ) in December 2004. Mr. Buchalter has more than 20 years of industry experience, as well as a proven track record of creating business opportunities, developing and commercializing successful pharmaceuticals, and leading a highly-regarded, oncology-focused pharmaceutical company.

“In my new role as Enzon’s chief executive officer, I am growing increasingly confident in Enzon’s potential,” said Jeffrey H. Buchalter, chairman and chief executive officer. “In order to identify ways to maximize that potential, I am placing my initial focus on gaining an in-depth understanding of all aspects of Enzon’s operations. This is an essential first step in defining our strategy to drive Enzon to the next level and build substantial long-term value for our shareholders.”

Additional highlights are as follows:

•	The Company deepened the expertise of its executive management team with the addition of Craig Tooman as Executive Vice President, Strategic Planning and Corporate Communications. Mr. Tooman has nearly 20 years of industry experience and has worked extensively in diverse pharmaceutical positions including, investor communications, strategic planning, finance, marketing, and sales. Mr. Tooman’s previous senior posts include Senior Vice President, Strategic Planning and Corporate Communications of ILEX Oncology and Vice President, Investor Relations of Pharmacia Corporation.

•	Schering-Plough launched PEG-INTRON(R) combination therapy in Japan for the treatment of chronic hepatitis C. PEG-INTRON and REBETOL combination therapy is the first and only PEGylated interferon-based combination therapy approved in Japan. Schering-Plough holds an exclusive worldwide license to PEG-INTRON and Enzon receives royalties on worldwide sales of PEG-INTRON. With an estimated 1.5 to 2 million Japanese who are chronically infected with hepatitis C, the introduction of PEG-INTRON combination therapy in this market represents an important near-term opportunity for Enzon.

•	Enzon initiated its North American development program for ATG-FRESENIUS S, a polyclonal antibody preparation used for T-lymphocyte suppression in organ transplant patients. Enzon is developing ATG Fresenius S for the North American market under an agreement with Fresenius Biotech GmbH, a subsidiary of the healthcare company Fresenius AG. The product is approved outside the U.S. for the prevention of organ rejection and marketed by Fresenius in over 60 countries worldwide. In January 2005, patient dosing was initiated in a double-blind, multi-center, randomized study clinical trial for ATG-Fresenius S for the prevention of acute organ rejection in patients receiving lung transplantation.

685 Route 202/206 Phone: (908) 541-8600 Fax: (908) 575-9457 http://www.enzon.com

Revenues

Combined product sales for the Company’s four internally marketed products (ABELCET, ADAGEN(R), DEPOCYT(R), and ONCASPAR(R)) decreased to $27.0 million for the second quarter of FY 2005, as compared to $27.7 million for the second quarter of FY 2004. The decrease in product sales was attributable to a decline in sales of the Company’s antifungal product, ABELCET. ABELCET sales were impacted by increasingly competitive conditions in the intravenous antifungal market. For the second quarter of FY 2005, North American sales of ABELCET were $14.3 million compared to $18.0 million for the second quarter of FY 2004. The decrease in ABELCET sales was partially offset by increased sales for each of the Company’s other three internally marketed products for the second quarter of FY 2005 versus the second quarter of FY 2004.

Sales of ADAGEN, an enzyme replacement therapy used to treat a type of severe combined immunodeficiency disease, increased to $5.6 million for the second quarter of FY 2005, as compared to $4.0 million for the second quarter of FY 2004. Historically, quarterly sales of ADAGEN experience volatility because of the small number of patients on therapy.

Sales of ONCASPAR, which is used in combination with other chemotherapeutics to treat acute lymphoblastic leukemia, increased to $5.5 million for the second quarter of FY 2005, as compared to $4.4 million for the second quarter of FY 2004. The increase in sales of ONCASPAR over the prior year was primarily driven by product demand and replacement of product that was returned due to the Company’s voluntary recall of certain batches of ONCASPAR during the first quarter of FY 2004.

Sales of DEPOCYT, which is used for the treatment of lymphomatous meningitis, grew to $1.6 million for the second quarter of FY 2005, an increase of $300,000 over the second quarter of FY 2004. DEPOCYT’s growth over the prior year was primarily attributable to the Company’s sales and marketing efforts to support the product.

Royalties for the second quarter of FY 2005 decreased to $10.1 million versus $11.5 million for the second quarter of FY 2004. Royalties are principally comprised of royalties from sales of PEG-INTRON, which is marketed by Schering-Plough Corporation (NYSE: SGP) for the treatment of chronic hepatitis C. Although PEG-INTRON showed signs of market share stabilization in the second quarter of FY 2005, the decrease versus the prior year’s comparable quarter was due to ongoing competition in a contracting market.

Research and Development

The Company’s investment in research and development increased by $1.5 million to $8.9 million in the second quarter of FY 2005, as compared to $7.4 million for the second quarter of FY 2004. This increase was primarily attributable to the Company’s share of costs related to MARQIBO(R) (vincristine sulfate liposomes injection). Under a January 2004 agreement, Enzon and Inex Pharmaceuticals Corporation (TSX: IEX) agreed to jointly develop Inex’s proprietary oncology product, MARQIBO.

685 Route 202/206 Phone: (908) 541-8600 Fax: (908) 575-9457 http://www.enzon.com

In January 2005, the United States Food and Drug Administration (FDA) provided an action letter to the Company’s partner, Inex, detailing that MARQIBO is “not approvable” under the FDA’s accelerated approval regulations based on the Phase 2b clinical trial data submitted. The FDA’s “not approvable” decision was expected after the FDA’s Oncologic Drugs Advisory Committee voted December 1, 2004 against recommending accelerated approval for MARQIBO as a treatment for patients with relapsed aggressive non-Hodgkin’s lymphoma. Enzon and Inex are currently evaluating the next steps for MARQIBO.

Selling, General and Administrative (SG&A)

SG&A expenses increased by $2.3 million to $13.8 million in the second quarter of FY 2005, as compared to $11.5 million for the second quarter of FY 2004. This increase was primarily due to increased sales and marketing costs, as well as higher audit fees.

Cash and Investments

The Company’s cash reserves, which include cash, cash equivalents, and marketable securities, totaled $209.1 million as of December 31, 2004 compared with $186.2 million as of June 30, 2004. During the quarter ended December 31, 2004, the Company received cash proceeds of $7.5 million related to the sale of 375,000 shares of NPS Pharmaceuticals, Inc. common stock, which were received as part of the previously mentioned merger termination agreement.

Reconciliation of GAAP net (loss) income to adjusted net income

The following table reconciles the Company’s GAAP net (loss) income to adjusted net income for the three months ended December 31, 2004 and 2003:

	Three Months Ended (in thousands except per share data)

	12/31/04		12/31/03

	Net Income	Net income per diluted share	Net Income	Net income per diluted share

GAAP	($532)	($0.01)	$2,319	$0.05
Net adjustments to GAAP(1)	1,828	0.04	(61)	—

As adjusted	$1,296	$0.03	$2,258	$0.05

(1) The Company’s adjusted net income for the second quarter of FY 2005 excludes net realized losses related to the sale of shares of NPS common stock totaling $2.0 million. In addition, the Company’s adjusted net income for the second quarter of FY 2005 and the second quarter of FY 2004 exclude unrealized gains of $196,000 and $61,000, respectively, related to a financial instrument the Company formed to reduce its investment risk associated with 1.5 million shares of NPS common stock received in June 2003. The Company received the common stock under a merger termination agreement with NPS. The amounts are net of income taxes. As of December 31, 2004, the Company holds 1.1 million shares of NPS common stock.

Adjusted net income, as Enzon defines it, may differ from similarly named measures used by other entities, and consequently, could be misleading unless all entities calculate and define adjusted net income in the same manner.

685 Route 202/206 Phone: (908) 541-8600 Fax: (908) 575-9457 http://www.enzon.com

Pipeline and Other Developments

•	Today, Enzon also announced that it will discontinue further development of Pegamotecan, a PEGylated cytotoxic drug of the topoisomerase I inhibitor class. The Company’s decision is based on an interim analysis of the data from a Phase 2b trial in patients with gastric or gastroesophageal cancers whose disease progressed following prior chemotherapy. Further, based on a strategic analysis of the potential investment return versus the required resource allocation and associated development risks, the Company will not actively pursue other potential indications for Pegamotecan. The Company plans to redirect this R&D investment to advance other products within its pipeline and pursue other opportunities with greater potential.

•	In December 2004, Eyetech Pharmaceuticals Inc. (Nasdaq: EYET) received approval from the United States Food and Drug Administration for Macugen(TM) (pegaptanib sodium injection) for the treatment of neovascular (wet) age-related macular degeneration (AMD), an eye disease associated with aging that destroys central vision. Eyetech has licensed PEGylation technology for use in Macugen from Nektar Therapeutics (Nasdaq: NKTR). Under a strategic alliance formed in 2002, Enzon licensed proprietary PEGylation technology to Nektar and will receive a share of Nektar’s royalties or profits. Macugen was launched in January 2005.

Conference Call and Webcast

Kenneth J. Zuerblis, Enzon’s chief financial officer, will be hosting a conference call today, February 3, 2005 at approximately 5:00 PM EST. All interested parties can access the live call using the following information:

Domestic Dial-In Number: International Dial-In Number: Access Code:	888-428-4478 612-332-0802 766881

Enzon’s conference call will also be webcast in a “listen only” mode via the Internet at http://www.vcall.com. Additionally, for those parties unable to listen at the time of Enzon’s conference call, a rebroadcast will be available following the call from Thursday, February 3, 2005 at approximately 10:15 PM. This rebroadcast will end on Thursday, February 10, 2005 at midnight. The rebroadcast may be accessed using the following information:

Domestic Dial-In Number: International Dial-In Number: Access Code	800-475-6701 320-365-3844 766881

About Enzon

Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics to treat life-threatening diseases. The Company has developed or acquired a number of marketed products, including PEG-INTRON(R), marketed by Schering-Plough, and ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R), marketed in North America by Enzon’s specialized sales force. Enzon’s science-driven strategy includes an extensive drug development program that leverages the Company’s macromolecular engineering technology platforms, including PEG modification and single-chain antibody (SCA(R)) technologies. Internal research and development efforts are complemented by strategic transactions that provide access to additional marketed products and promising clinical compounds. Enzon has several drug candidates in various stages of development, independently and with partners. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.

There are forward-looking statements contained herein that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects,” and similar expressions, including, for example, the statement regarding the opportunity associated with Schering-Plough’s launch of PEG-INTRON in Japan. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments discussed above. Such factors include the risk that PEG-INTRON may not be successfully marketed in Japan, as well as those described in Enzon’s Form 10-K/A and Forms 10-Q on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information in this press release is as of February 3, 2005 and the Company undertakes no duty to update this information.

(Financial statements to follow)

685 Route 202/206 Phone: (908) 541-8600 Fax: (908) 575-9457 http://www.enzon.com

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months ended December 31, 2004 and 2003
Dollars in Thousands (except per share amounts)
(Unaudited)

	December 31, 2004	December 31, 2003

Revenues:
Product Sales, net	$26,962	$27,711
Manufacturing revenue	5,463	2,187
Royalties	10,079	11,547
Contract revenue	412	253

Total revenues	42,916	41,698

Costs and expenses:
Cost of sales and manufacturing revenue	12,381	11,825
Research and development	8,887	7,388
Selling, general and administrative	13,772	11,478
Amortization of acquired intangible assets	3,394	3,358

Total costs and expenses	38,434	34,049

Operating income	4,482	7,649

Other income (expense):
Investment income, net	973	706
Interest expense	(4,957)	(4,957)
Other (expense) income, net	(1,273)	101

	(5,257)	(4,150)

Income (loss) before income taxes	(775)	3,499
Income tax (benefit) provision	(243)	1,180

Net (loss) income	($532)	$2,319

Basic (loss) earnings per common share	($0.01)	$0.05

Diluted (loss) earnings per common share	($0.01)	$0.05

Weighted average number of common shares issued and
outstanding - basic	43,483	43,307

Weighted average number of common shares issued and
outstanding and dilutive potential common shares
outstanding	43,483	43,586

685 Route 202/206 Phone: (908) 541-8600 Fax: (908) 575-9457 http://www.enzon.com

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations Six Months ended
December 31, 2004 and 2003
Dollars in Thousands (except per share amounts)
(Unaudited)

	December 31, 2004	December 31, 2003

Revenues:
Product sales, net	$54,489	$52,672
Manufacturing revenue	7,976	3,791
Royalties	20,194	25,358
Contract revenue	711	521

Total revenues	83,370	82,342

Costs and expenses:
Cost of sales and manufacturing revenue	23,282	22,737
Research and development	18,933	13,939
Selling, general and administrative	25,971	22,687
Amortization of acquired intangible assets	6,752	6,716

Total costs and expenses	74,938	66,079

Operating income	8,432	16,263

Other income (expense):
Investment income, net	1,743	1,180
Interest expense	(9,914)	(9,914)
Other (expense) income, net	(1,943)	408

	(10,114)	(8,326)

Income (loss) before income taxes	(1,682)	7,937
Income tax (benefit) provision	(606)	2,814

Net (loss) income	($1,076)	$5,123

Basic (loss) earnings per common share	($0.02)	$0.12

Diluted (loss) earnings per common share	($0.02)	$0.12

Weighted average number of common shares issued and
outstanding - basic	43,476	43,298

Weighted average number of common shares issued and
outstanding and dilutive potential common shares
outstanding	43,476	43,591

685 Route 202/206 Phone: (908) 541-8600 Fax: (908) 575-9457 http://www.enzon.com

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
December 31, 2004 and June 30, 2004
(In thousands, except share data)

	December 31, 2004 (Unaudited)	June 30, 2004 *

Assets
Current assets:
Cash and short-term investments	$145,700	$118,651
Accounts receivable, net	18,322	25,977
Inventory	14,440	11,215
Other current assets	17,280	12,382

Total current assets	195,742	168,225
Property and equipment, net	34,152	34,859

Other assets:
Marketable securities	63,389	67,582
Other long-term assets	429,169	451,744

	492,558	519,326

Total assets	$722,452	$722,410

Liabilities and Stockholders’ Equity
Current and other liabilities	$33,408	$33,319
Notes payable	400,000	400,000
Stockholders’ equity	289,044	289,091

Total liabilities and stockholders’ equity	$722,452	$722,410

Common shares outstanding	43,876	43,751

*	condensed from audited financial statement

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685 Route 202/206 Phone: (908) 541-8600 Fax: (908) 575-9457 http://www.enzon.com